Exhibit 99

[NEWPORT NEWS SHIPBUILDING LOGO]                                    LABOR UPDATE
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CONTACT: Investors: Joe Fernandes                         Media: Jerri Dickseski
                    (757) 688-6400                               (757) 380-2341

                     NEWPORT NEWS SHIPBUILDING LABOR UPDATE

     o Newport News' labor agreement expires April 4; potential for strike.
     o Newport News offers competitive multi-year labor agreement.
     o Financial impact of strike anticipated to be limited.

     NEWPORT NEWS, Va., April 2, 1999--Newport News Shipbuilding (NYSE: NNS) reported today that Local 8888 of the United Steelworkers of America, representing hourly production and maintenance employees, held a voice vote on April 1 supporting a strike. Unless an agreement is reached or the current contract is extended, there is the possibility of a strike effective Monday, April 5.

     As background, Newport News and the United Steelworkers of America have been in negotiations for the past two months in anticipation of the existing labor contract's expiration. Newport News has made a final offer to its production and maintenance employees that it believes is highly competitive within the shipbuilding industry. The Company's offer provides an immediate wage increase of up to 7 percent, followed by additional increases of 3 percent and 4 percent over the proposed 47-month contract. Newport News has also proposed enhancements in labor rate progressions and pension benefits, and to share medical insurance cost increases over the contract period.

     While the Company is committed to reaching a new labor agreement, the possibility of a lengthy strike does exist. Newport News is prepared for this possibility and anticipates limited impact to its financial performance. The Company's progress on current construction, fleet services, and engineering contracts will continue to be achieved mostly through the use of salaried labor and the procurement of material. Furthermore, cash flow and key financial ratios are not expected to be materially impacted.

     Newport News Shipbuilding designs and constructs nuclear powered aircraft carriers and submarines for the U.S. Navy and provides lifecycle services for ships in the Navy fleet. The company employs more than 18,000 people, and has revenues of approximately $1.8 billion.